Exhibit 99.1

ULTA BEAUTY ANNOUNCES FIRST QUARTER FISCAL 2023 RESULTS

Net Sales of $2.6 Billion Compared to $2.3 Billion in the Year-Ago Quarter

Comparable Sales Increased 9.3%

Net Income of $347.1 Million or $6.88 Per Diluted Share

Bolingbrook, IL – May 25, 2023 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“first quarter”) ended April 29, 2023.

	13 Weeks Ended
	April 29,	April 30,
(Dollars in millions, except per share data)	2023	2022
Net sales	$2,634.3	$2,345.9
Comparable sales	9.3%	18.0%
Gross profit (as a percentage of net sales)	40.0%	40.1%
Selling, general and administrative expenses	$612.1	$501.0
Operating income (as a percentage of net sales)	16.8%	18.7%
Diluted earnings per share	$6.88	$6.30
New store openings, net	4	10

“The year is off to a positive start as the Ulta Beauty team delivered revenue, operating margin, and diluted EPS consistent with our internal expectations. Store traffic remained healthy, member growth showed continued strength, we delivered growth across key categories, and we strengthened engagement with the Ulta Beauty brand,” said Dave Kimbell, chief executive officer. “While we expect the operating environment to continue evolving, we remain confident in the resilience of the beauty category and in our ability to drive share and profitable growth with our proven business model, a diverse, best-in-class assortment, an industry-leading loyalty program, and our world-class team.”

For the First Quarter of Fiscal 2023

●	Net sales increased 12.3% to $2.6 billion compared to $2.3 billion in the first quarter of fiscal 2022 due to increased comparable sales, strong new store performance, and growth in other revenue compared to the first quarter of fiscal 2022.
●	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 9.3% compared to an increase of 18.0% in the first quarter of fiscal 2022, driven by an 11.0% increase in transactions and a 1.5% decrease in average ticket.
●	Gross profit increased 12.1% to $1.1 billion compared to $941.0 million in the first quarter of fiscal 2022. As a percentage of net sales, gross profit decreased to 40.0% compared to 40.1% in the first quarter of fiscal 2022, primarily due to higher inventory shrink, lower merchandise margins, higher supply chain costs, and deleverage of salon expenses, partially offset by strong growth in other revenue and leverage of store fixed costs.
●	Selling, general and administrative (“SG&A”) expenses increased 22.2% to $612.1 million compared to $501.0 million in the first quarter of fiscal 2022. As a percentage of net sales, SG&A expenses increased to 23.2% compared to 21.4% in the first quarter of fiscal 2022, primarily due to deleverage of store payroll and benefits, deleverage of corporate overhead due to strategic investments, and deleverage of marketing expenses, partially offset by leverage of incentive compensation and store expenses.
●	Operating income increased 1.0% to $442.1 million, or 16.8% of net sales, compared to $437.7 million, or 18.7% of net sales, in the first quarter of fiscal 2022.
●	Interest income, net increased to $7.3 million compared to interest expense, net of $0.4 million in the first quarter of fiscal 2022, due to higher average interest rates and higher average cash balances during the quarter.
●	Tax rate decreased to 22.8% compared to 24.2% in the first quarter of fiscal 2022, primarily due to benefits from income tax accounting for stock-based compensation.
●	Net income increased 4.7% to $347.1 million compared to $331.4 million in the first quarter of fiscal 2022.
●	Diluted earnings per share increased 9.2% to $6.88, including a $0.14 benefit due to income tax accounting for stock-based compensation, compared to $6.30, including a $0.02 benefit due to income tax accounting for stock-based compensation, in the first quarter of fiscal 2022.

Balance Sheet

Cash and cash equivalents at the end of the first quarter of fiscal 2023 totaled $636.4 million.

Merchandise inventories, net at the end of first quarter of fiscal 2023 increased to $1.75 billion compared to $1.57 billion at the end of the first quarter of fiscal 2022. The increase is due to inventory to support higher demand, product cost increases, 41 net new stores, new brand launches, and brand expansions.

Share Repurchase Program

During the first quarter of fiscal 2023, the Company repurchased 541,108 shares of its common stock at a cost of $285.8 million, including excise tax. As of April 29, 2023, $816.5 million remained available under the $2.0 billion share repurchase program announced in March 2022.

Store Update

Real estate activity in the first quarter of fiscal 2023 included five new stores located in Boulder, CO; Denton, TX; Seattle, WA; Surprise, AZ; and Warrensville Heights, OH. In addition, the Company closed one store, relocated one store, and remodeled two stores.

At the end of the first quarter of fiscal 2023 the Company operated 1,359 stores totaling 14.2 million square feet.

Fiscal 2023 Outlook

The Company has updated its outlook for fiscal 2023.

	Prior FY23 Outlook	Updated FY23 Outlook
Net sales	$10.95 billion to $11.05 billion	$11.0 billion to $11.1 billion
Comparable sales	4% to 5%	no change
New stores, net	25-30	no change
Remodel and relocation projects	20-30	no change
Operating margin	14.7% to 15.0%	14.5% to 14.8%
Diluted earnings per share	$24.70 to $25.40	no change
Share repurchases	approximately $900 million	no change
Interest income		approximately $17 million
Effective tax rate	approximately 24.6%	approximately 23.9%
Capital expenditures	$400 million to $475 million	no change
Depreciation and amortization expense	$245 million to $250 million	no change

Conference Call Information

A conference call to discuss first quarter of fiscal 2023 results is scheduled for today, May 25, 2023, at 4:30 p.m. Eastern Time / 3:30 p.m. CT. Investors and analysts interested in participating in the call are invited to dial (877) 704-4453. The conference call will also be webcast live at https://www.ulta.com/investor. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on June 8, 2023 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13737585.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest specialty U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together All Things Beauty, All in One Place®. Today, Ulta Beauty operates 1,359 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	macroeconomic conditions, including inflation, rising interest rates and recessionary concerns, as well as ongoing labor pressures, transportation and shipping cost pressures, and the COVID-19 pandemic, have had, and may continue to have, a negative impact on our business, financial condition, profitability, and cash flows (including future uncertain impacts);
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of the macroeconomic conditions and geopolitical events;
●	our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan;
●	the ability to execute our operational excellence priorities, including continuous improvement, Project SOAR (our replacement enterprise resource planning platform), and supply chain optimization;
●	our ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that we may be unable to compete effectively in our highly competitive markets;
●	the possibility of significant interruptions in the operations of our distribution centers, fast fulfillment centers, and market fulfillment centers;
●	the possibility that cybersecurity or information security breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to our information systems, including our Ulta.com website and mobile applications;
●	the failure to maintain satisfactory compliance with applicable privacy and data protection laws and regulations;
●	changes in the good relationships we have with our brand partners and/or our ability to continue to offer permanent or temporary exclusive products of our brand partners;
●	changes in the wholesale cost of our products and/or interruptions at our brand partners’ or third-party vendors’ operations;
●	future epidemics, pandemics or natural disasters could negatively impact sales;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	our ability to attract and retain key executive personnel;
●	the impact of climate change on our business operations and/or supply chain;
●	our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs;

●	a decline in operating results may lead to asset impairment and store closure charges; and
●	other risk factors detailed in the company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended January 28, 2023, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Eileen Ziesemer

Vice President, Public Relations

eziesemer@ulta.com

(708) 305-4479

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	April 29,		April 30,
	2023		2022
	(Unaudited)		(Unaudited)
Net sales	$2,634,263	100.0%	$2,345,901	100.0%
Cost of sales	1,579,406	60.0%	1,404,875	59.9%
Gross profit	1,054,857	40.0%	941,026	40.1%

Selling, general and administrative expenses	612,129	23.2%	500,970	21.4%
Pre-opening expenses	658	0.0%	2,348	0.1%
Operating income	442,070	16.8%	437,708	18.7%
Interest (income) expense, net	(7,348)	(0.3%)	401	0.0%
Income before income taxes	449,418	17.1%	437,307	18.6%
Income tax expense	102,367	3.9%	105,912	4.5%
Net income	$347,051	13.2%	$331,395	14.1%

Net income per common share:
Basic	$6.92		$6.34
Diluted	$6.88		$6.30

Weighted average common shares outstanding:
Basic	50,153		52,250
Diluted	50,469		52,582

Exhibit 2

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	April 29,	January 28,	April 30,
	2023	2023	2022
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$636,449	$737,877	$654,486
Receivables, net	190,282	199,422	192,754
Merchandise inventories, net	1,751,235	1,603,451	1,570,552
Prepaid expenses and other current assets	108,014	130,246	114,075
Prepaid income taxes	—	38,308	—
Total current assets	2,685,980	2,709,304	2,531,867

Property and equipment, net	1,019,978	1,009,273	909,543
Operating lease assets	1,559,560	1,561,263	1,488,040
Goodwill	10,870	10,870	10,870
Other intangible assets, net	1,015	1,312	1,307
Deferred compensation plan assets	37,002	35,382	35,978
Other long-term assets	61,314	43,007	34,431
Total assets	$5,375,719	$5,370,411	$5,012,036

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$621,272	$559,527	$585,500
Accrued liabilities	308,583	444,278	305,000
Deferred revenue	357,217	394,677	324,694
Current operating lease liabilities	288,133	283,293	276,440
Accrued income taxes	58,695	—	108,113
Total current liabilities	1,633,900	1,681,775	1,599,747

Non-current operating lease liabilities	1,610,256	1,619,883	1,568,356
Deferred income taxes	57,490	55,346	40,702
Other long-term liabilities	56,005	53,596	57,611
Total liabilities	3,357,651	3,410,600	3,266,416

Commitments and contingencies

Total stockholders’ equity	2,018,068	1,959,811	1,745,620
Total liabilities and stockholders’ equity	$5,375,719	$5,370,411	$5,012,036

Exhibit 3

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	13 Weeks Ended
	April 29,	April 30,
	2023	2022
	(Unaudited)	(Unaudited)
Operating activities
Net income	$347,051	$331,395
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,949	62,839
Non-cash lease expense	75,478	72,192
Deferred income taxes	2,144	1,009
Stock-based compensation expense	9,721	10,356
Loss on disposal of property and equipment	1,451	1,002
Change in operating assets and liabilities:
Receivables	9,140	40,928
Merchandise inventories	(147,784)	(71,334)
Prepaid expenses and other current assets	22,232	(3,261)
Income taxes	97,003	101,236
Accounts payable	62,257	42,586
Accrued liabilities	(98,515)	(57,214)
Deferred revenue	(37,460)	(28,885)
Operating lease liabilities	(78,562)	(79,936)
Other assets and liabilities	(17,204)	3,390
Net cash provided by operating activities	304,901	426,303

Investing activities
Capital expenditures	(109,766)	(71,076)
Other investments	(314)	(797)
Net cash used in investing activities	(110,080)	(71,873)

Financing activities
Repurchase of common shares	(283,517)	(132,834)
Stock options exercised	8,927	6,502
Purchase of treasury shares	(21,659)	(5,172)
Net cash used in financing activities	(296,249)	(131,504)

Net (decrease) increase in cash and cash equivalents	(101,428)	222,926
Cash and cash equivalents at beginning of period	737,877	431,560
Cash and cash equivalents at end of period	$636,449	$654,486

Exhibit 4

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2023	quarter	quarter	quarter	end of the quarter
1st Quarter	1,355	5	1	1,359

Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2023	the quarter	quarter	during the quarter	quarter
1st Quarter	14,200,403	54,495	9,984	14,244,914

Exhibit 5

Ulta Beauty, Inc.

Sales by Category

The following table sets forth the approximate percentage of net sales by primary category:

	13 Weeks Ended
	April 29,	April 30,
	2023	2022
Cosmetics	44%	44%
Skincare	19%	18%
Haircare products and styling tools	18%	20%
Fragrance and bath	12%	12%
Services	4%	3%
Accessories and other	3%	3%
	100%	100%